Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of the 6th day of September, 2005 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and RIVERSIDE BANCSHARES, INC. (“Riverside”).
RECITALS:
     A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of July 31, 2005, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 311,768,496 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.
     B. Riverside. Riverside has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Marietta, Georgia. As of July 31, 2005, Riverside had authorized: (1) 8,000,000 shares of Class A common stock, par value $1.00 per share (“Riverside Class A Common Stock”), of which 5,074,180 shares are outstanding as of the date hereof; and (2) 2,000,000 shares of Class B common stock, par value $1.00 per share (“Riverside Class B Common Stock”), of which 110,814 shares are outstanding as of the date hereof. All of the issued and outstanding shares of Riverside Class A and Class B Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Riverside has one wholly-owned banking Subsidiary, Riverside Bank, which Subsidiary is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation and other non-banking Subsidiaries.
     C. Rights, Etc. Neither Synovus nor Riverside has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in filings made with the Securities and Exchange Commission (“SEC”) and except, in the case of

Riverside, as described in its audited financial statements for the year ended December 31, 2004 or in its unaudited financial statements for the period ended June 30, 2005 or except as otherwise disclosed in the Disclosure Schedules referred to in Article III below.
     D. Board Approvals. The respective Boards of Directors of Synovus and Riverside have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of Riverside, the Board of Directors has unanimously voted to recommend to its shareholders that the Plan be approved.
     E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.
     F. Material Adverse Effect. For the purposes of this Plan, the capitalized term “Material Adverse Effect” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after the date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.
     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and Riverside adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:
I. THE MERGER
     (A) Structure of the Merger. On the Effective Date (as defined in Article VII), Riverside will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.
     Also on the Effective Date, or as soon thereafter as is practicable, the parties shall cause Riverside Bank, a wholly-owned subsidiary of Riverside, to be merged with and into Bank of North Georgia, a wholly-owned subsidiary of Synovus, with Bank of North Georgia as the resulting bank of the merger. After the merger the former offices of Riverside Bank will operate as branch offices of Bank of North Georgia.

     (B) Effect on Outstanding Shares. Immediately prior to the Merger: (1) each outstanding share of Riverside Class A Common Stock shall remain outstanding and unchanged; and (2) each outstanding share of Riverside Class B Common Stock shall be converted on a one-for-one basis into a share of Riverside Class A Common Stock. The shares of Riverside Class A Common Stock described in clause (1) above and the shares of Riverside Class A Common Stock of Riverside to be issued pursuant to clause (2) above are hereinafter collectively referred to as “Riverside Stock.”
     By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Riverside Stock issued and outstanding on the Effective Date shall be converted into and exchangeable for the right to receive 1.0312 shares of Synovus Common Stock (“Per Share Exchange Ratio”).
     As of the Effective Date, each share of Riverside Common Stock held as treasury stock of Riverside shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.
     No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of Riverside Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date.
     Each holder of Riverside Stock will be entitled to ten (10) votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 6, 2005, in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide Riverside with certified copies of such resolutions prior to the Effective Date.
     The shares of Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.
     If, between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

     (C) General Procedures. Certificates which represent shares of Riverside Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.
     As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Riverside Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the Riverside Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of Riverside of shares of Riverside Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to Riverside, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of paragraph (B) of Article I and in accordance with the procedures set forth in this paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in paragraph (B) of Article I, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or Riverside with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.
     After the Effective Date, holders of Riverside Stock shall cease to be, and shall have no rights as, stockholders of Riverside, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock.
     Notwithstanding the foregoing, neither Synovus nor Riverside nor any other person shall be liable to any former holder of shares of Riverside Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (D) Options. On the Effective Date, each option granted by Riverside to purchase shares of Riverside Stock (each a “Riverside Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):
(1)	The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Riverside Stock subject to the original option multiplied by the Per Share Exchange Ratio, provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2)	The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Riverside Stock under the original option divided by the Per Share Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.
     The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.
     Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase Riverside Stock of the assumption of such options by Synovus. Such notice will effect the revisions to the options, which shall be effective as of the Effective Date. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase Riverside Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of Riverside.
     (E) Dissenting Shareholders. Any holder of shares of Riverside Stock who perfects such holder’s dissenters’ rights in accordance with the Georgia Act shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of the Georgia Act; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Goergia Act and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date a dissenting shareholder of Riverside fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Riverside Stock is entitled under paragraph (B) of this Article I (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Riverside Stock held by such holder.
II. ACTIONS PENDING MERGER
     (A) Riverside covenants to Synovus that Riverside and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock (including pursuant to the Riverside Employee Stock Purchase Plan), other than shares of Riverside Stock issued in connection with the exercise of currently outstanding options to purchase shares of Riverside Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Riverside other than normal and customary quarterly cash dividends in accordance with past practices and the provisions of Section III(Q) of this Agreement; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Riverside or its Subsidiaries; (4) effect a split or reclassification of the capital stock of Riverside or its Subsidiaries or a recapitalization of Riverside or its Subsidiaries; (5) amend the articles of incorporation or bylaws of Riverside or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by Riverside or its Subsidiaries to any employee other than normal, annual salary increases to be made with regard to the employees of Riverside or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Riverside or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Riverside or its Subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Riverside shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.
     (B) Synovus covenants to Riverside that without the prior written consent of Riverside, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.
III. REPRESENTATIONS AND WARRANTIES
     Synovus hereby represents and warrants to Riverside, and Riverside represents and warrants to Synovus, that, except as previously disclosed in the Synovus and Riverside Disclosure Schedules of even date herewith delivered to the other party:
     (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;
     (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. §55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;
     (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate, will not have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;
     (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director’s qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;
     (E) subject, in the case of Riverside, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders, filing of all required governmental filings and notices, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles including the remedies of specific performance or injunctive relief;
     (F) subject to receipt of all required shareholder approvals, filing of all required governmental filings and notice, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Riverside, both of which are referred to in paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;
     (G) in the case of Synovus, since December 31, 2003, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports”), each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;
     (H) in the case of Riverside: (1) it has previously delivered to Synovus copies of the financial statements of Riverside, and of Riverside’s Subsidiaries, as of and for each of the years ended December 31, 2004 and 2003, and for the periods ended March 31 and June 30, 2005, and Riverside shall deliver to Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter of Riverside and Riverside’s Subsidiaries, the additional financial statements of Riverside and Riverside’s Subsidiaries (including, with respect to Riverside Bank, call reports of Riverside Bank) as of and for each subsequent calendar quarter (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Riverside” and the “Financial Statements of Riverside’s Subsidiaries,” respectively); and (2) each of the Financial Statements of Riverside and each of the Financial Statements of Riverside’s Subsidiaries (including the related notes), have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and all the books and records of Riverside and Riverside’s Subsidiaries have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Riverside and each of the Financial Statements of Riverside’s Subsidiaries (including the related notes) fairly present or will fairly present the financial position of Riverside on a consolidated basis and the financial position of Riverside’s Subsidiaries as of the respective dates thereof and fairly present or will fairly present the results of operations of Riverside on a consolidated basis and the results of operations of Riverside’s Subsidiaries for the respective periods therein set forth. Riverside and Riverside’s Subsidiaries have no material obligations (contingent or otherwise) except as disclosed in the Financial Statements of Riverside and the Financial Statements of Riverside’s Subsidiaries.
     (I) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2004 or disclosed in the notes thereto and since December 31, 2004 it and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice;
     (J) there has not been the occurrence of one or more events, conditions, actions or statements of fact which have had or are reasonably likely to have a Material Adverse Effect with respect to it since December 31, 2004;

     (K) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;
     (L)(1) there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which is likely to have a Material Adverse Effect (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental or regulatory entity or arbitrator outstanding against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;
     (M) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;
     (N) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;
     (O) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;
     (P) it knows of no reason why the regulatory approvals referred to in paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraphs (A)(2) and (3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;
     (Q) in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2004 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q subsequent to December 31, 2004 and filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies, and in the case of Riverside, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2004 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters subsequent to December 31, 2004 ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

     (R) it and each of its Subsidiaries: (1) conducts its business in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, policies or guidelines applicable thereto; and (2) has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;
     (S) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;
     (T) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;
     (U) other than services provided by Burke Capital Group, L.L.C., which has been retained by Riverside and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;
     (V) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of Riverside in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with Riverside’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;
     (W) for purposes of this section, the following terms shall have the indicated meaning:
     “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.
     “Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, friable asbestos, radioactive material, and polychlorinated biphenyls.
     “Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or Riverside as applicable, or any of their respective Subsidiaries.
          (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and
     (X) in the case of Riverside, all securities issued by it (or any other person), convertible into Riverside Class A Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.
IV. COVENANTS
     Synovus hereby covenants to Riverside, and Riverside hereby covenants to Synovus, that:
     (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;
     (B) in the case of Riverside, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing that to do so would constitute a breach of fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;
     (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;
     (D) Synovus will advise Riverside, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;
     (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

     (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;
     (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;
     (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;
     (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the Georgia Department of Banking and Finance (“Georgia Department”), and to such other regulatory agencies as required by law;
     (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;
     (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and shall cause each such share to be entitled to ten (10) votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

     (L) following the Effective Date, Synovus shall provide generally to officers and employees of Riverside and its Subsidiaries as of the Effective Date employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), that are substantially similar, in the aggregate, to the Employee Benefits provided by Riverside and its Subsidiaries. As soon as administratively practicable following the Effective Date, Synovus shall provide generally to officers and employees of Riverside and its Subsidiaries Employee Benefits that are substantially similar, in the aggregate, to those provided by Synovus and its Subsidiaries to similarly situated employees. With respect to Employee Benefits maintained by Synovus and its Subsidiaries in which employees participate after the Effective Date, Synovus agrees: (1) to treat service by Riverside employees prior to the Effective Date as service with Synovus for eligibility, vesting and benefit accrual purposes; provided, however, that service crediting prior to the Effective Date will not be granted for benefit accrual purposes under any “previous plan,” within the meaning of Section 3(2) of ERISA, maintained by Synovus and its Subsidiaries; (2) to waive waiting periods and pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Riverside upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code; and (3) to provide Riverside employees with credit toward deductible and out-of-pocket limitations under such group health plan(s) for health expenses incurred by them for the entire portion of the first plan year of their entry into such group health plan(s) even if their entry was not on the first day of the plan year;
     (M) in the case of Synovus, it shall promptly furnish Riverside with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger and, in the case of Riverside, it will furnish to Synovus, promptly after the preparation and/or receipt by Riverside thereof, copies of its unaudited monthly financial statements and shall furnish to Synovus, promptly after the preparation and/or receipt by Riverside or its Subsidiaries copies of all monthly financial statements of its Subsidiaries, and all call reports of Riverside Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Synovus, be treated for purposes of paragraph (H) of Article III hereof, as among the Financial Statements of Riverside and Financial Statements of Riverside’s Subsidiaries;
     (N) Riverside shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Riverside shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Riverside Stock held by such “affiliate” except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of Riverside will bear an appropriate legend reflecting the foregoing;

     (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;
     (P) in the case of Synovus, it shall take no action which would cause the shareholders of Riverside to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in paragraph (A)(8) of Article V;
     (Q) Riverside shall coordinate with Synovus the declaration of any dividends in respect of Riverside Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Riverside Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Riverside Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger.
     (R) Riverside will, within thirty (30) days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a Phase I environmental site assessment of the banking facilities currently owned by Riverside upon which Riverside is conducting a banking business, which assessment shall meet the standards of ASTM E1527-00 and shall include at a minimum a site history, on-site inspection, asbestos sampling of presumed asbestos containing material, evaluation of surrounding properties and soil tests if the results of the Phase I indicate a need therefor; and (b) a transaction screen that meets the standards of ASTM E 1528 for the property that Riverside leases, and in addition, Riverside agrees to conduct a Phase I assessment of the leased property if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties accruing to Riverside or Riverside’s successor. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the Phase I assessments and transaction screen satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within fifteen (15) days after receipt of these reports, Synovus shall notify Riverside in writing whether or not, in the reasonable judgment of Synovus, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on Riverside. In the event that Synovus determines, in its reasonable judgment, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on Riverside, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Riverside good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;
     (S) prior to the Effective Date, Riverside shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Riverside to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;
     (T) (1) In the case of Synovus, subject to the conditions set forth in paragraph (T)(2) below, for a period of four (4) years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from Riverside and its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by Riverside’s and its Subsidiaries’ Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party;
     (2) Any Indemnified Party wishing to claim indemnification under paragraph (T)(1) above upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this paragraph (T)(2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent, which will not unreasonably be withheld; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;
     (U) in the case of Synovus, it will make available to Riverside 25,000 shares of Synovus Common Stock to be distributed on the Effective Date in the discretion of Riverside’s executive management to key employees of Riverside in the form of restricted stock awards; and
     (V) prior to the Effective Date, Riverside will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

V. CONDITIONS TO CONSUMMATION
     (A) The respective obligations of Synovus and of Riverside to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:
          (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Riverside in accordance with applicable law and Riverside shall have furnished to Synovus certified copies of resolutions duly adopted by Riverside’s shareholders evidencing the same;
          (2) the procurement by Synovus and Riverside of approval of the Plan and the transactions contemplated hereby by the Board of Governors and the Georgia Department;
          (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Riverside;
          (4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the Plan;
          (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;
          (8) each party shall have received an opinion (“Tax Opinion”) from Powell Goldstein LLP, on or before the Effective Date, to the effect that for federal income tax purposes (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Merger of Riverside Stock for Synovus Common Stock will not give rise to gain or loss to the shareholders of Riverside with respect to such exchange (except to the extent of cash received in lieu of fractional shares), and (c) neither Riverside nor Synovus will recognize gain or loss as a consequence of the Merger; and
          (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to Powell Goldstein LLP in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in paragraph (A)(8) of this Article V.
     (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:
          (1) the representations and warranties of Riverside contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);
          (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Riverside or its Subsidiaries: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect, or which may be foreseen to have a Material Adverse Effect on, either Riverside or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

          (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Riverside which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement and which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Riverside;
          (4) Kessel D. Stelling, Jr. shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Stelling which will become effective as of the Effective Date;
          (5) on the Effective Date, Riverside Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;
          (6) on the Effective Date, Riverside will have a non-performing assets ratio (with such ratio to be determined as follows: nonaccrual and restructured loans plus other real estate divided by total loans net of unearned income plus other real estate) of not more than .30%, an annualized charge off ratio (based on the six month period ending on the Effective Date) of not more than .10% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;
          (7) Riverside shall have delivered to Synovus the environmental reports referenced in Article IV(R);
          (8) the results of any regulatory exam of Riverside and its Subsidiaries occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and
          (9) each of the officers and directors of Riverside shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Riverside other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.
     (C) The obligation of Riverside to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:
          (1) the representations and warranties of Synovus contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);
          (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE, shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted a resolution granting 10 votes per share with respect to the shares of Synovus Common Stock to be issued under this Agreement;
          (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of Riverside, would have a Material Adverse Effect on, or which may be foreseen to have a material Adverse Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;
          (4) Riverside shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Riverside, is materially at variance with one or more of the warranties or representations set forth in this Agreement and which, in the reasonable judgment of Riverside, has or will have a Material Adverse Effect on Synovus;
          (5) Riverside shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;
          (6) Riverside shall have received from Burke Capital Group, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Exchange Ratio is fair, from a financial point of view, to the holders of Riverside Stock; and

          (7) Synovus shall not have issued any shares of stock with preferences superior to those of the Synovus Common Stock to be issued to the shareholders of Riverside in connection with the Merger.
VI. TERMINATION
     A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Riverside:
          (1) by the mutual consent of Synovus and Riverside, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
          (2) by Synovus or Riverside if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;
          (3) by Synovus or Riverside if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by December 31, 2005 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;
          (4) by Riverside if the closing price of Synovus Common Stock on the NYSE on any day after the date of this Agreement is less than $27.00. Riverside shall thereafter have ten business days in which to make a determination to terminate this Agreement and shall notify Synovus of such determination prior to the expiration of the business day following such determination; and
          (5) by Synovus, if the closing price of Synovus Common Stock on the NYSE on any day after the date of this Agreement is greater than $35.00. Synovus shall thereafter have ten business days in which to make a determination to terminate this Agreement and shall notify Riverside of such determination prior to the expiration of the business day following such determination.
     B. In the event of the termination and abandonment of this Agreement pursuant to paragraph (A) of Article VI of this Agreement, this Agreement shall become void and have no effect, except as set forth in paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) Riverside shall be entitled to a cash payment from Synovus for Riverside’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this

Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from Riverside for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Riverside to satisfy any of its representations, warranties or covenants set forth herein.
VII. EFFECTIVE DATE
     The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia.
VIII. OTHER MATTERS
     (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for paragraph (S) of Article III, and paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in paragraph (F) of Article IV, paragraph (B) of Article VI and paragraphs (E) and (F) of this Article shall survive such termination.
     (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.
     (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.
     (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.
     (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.
     (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.
     (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Synovus:

Mr. Thomas J. Prescott
Chief Financial Officer
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Fax (706) 649-2342

With a copy to:

Ms. Kathleen Moates
Senior Deputy General Counsel
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
Fax (706) 644-1957

If to Riverside:

Mr. Kessel D. Stelling, Jr.
Chairman & CEO
Riverside Bancshares, Inc.
1200 Johnson Ferry Road
Marietta, Georgia 30068
Fax (770) 977-0410

With a copy to:

Mr. Walter G. Moeling, IV
Powell Goldstein LLP
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Fax (404) 572-6999
     (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.
     (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.
     (J) This Plan may not be assigned by either party hereto without the written consent of the other party.
     In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Frederick L. Green, III

Title: Vice Chairman

RIVERSIDE BANCSHARES, INC.

By:	/s/ Kessel D. Stelling, Jr.

Title: Chairman & Chief Executive Officer